EXHIBIT 99-1

NEOSE TECHNOLOGIES REPORTS SECOND QUARTER
FINANCIAL RESULTS AND PROVIDES CLINICAL UPDATE

HORSHAM, PA, August 9, 2007 — Neose Technologies, Inc. (NasdaqGM: NTEC) today announced financial results for the second quarter ended June 30, 2007.

For the quarter ended June 30, 2007, the Company reported a net loss of $5.2 million, or $0.09 per basic and diluted share, compared to a net loss of $8.4 million, or $0.26 per basic and diluted share, for the second quarter in 2006. The decreased net loss for the 2007 period was primarily due to non-cash income of $1.9 million recorded due to a decrease in the fair value of the Company’s warrant liability, a $0.5 million increase in revenues, and a $0.5 million income tax benefit resulting from the sale of certain of the Company’s Pennsylvania research and development tax credits.

The Company reported revenues of $2.2 million for the second quarter of 2007, compared to $1.7 million for the second quarter of 2006. The increase in revenues during the 2007 period was due to higher revenues recognized under the Company’s collaborations with Novo Nordisk A/S and BioGeneriX AG. Research and development expenses increased to $7.7 million in the second quarter of 2007 from $7.1 million in the second quarter of 2006. The increase in research and development expenses during the 2007 period was primarily due to higher clinical and process development costs for NE-180, as well as higher costs associated with the Company’s collaborations with Novo Nordisk A/S and BioGeneriX AG.

General and administrative expenses were $2.5 million for the second quarter of 2007, compared to $3.1 million for the second quarter of 2006. The decrease in general and administrative expenses for the 2007 period was due to lower legal costs associated with our intellectual property, lower payroll expenses due to decreased headcount, and lower stock-based compensation.

For the six months ended June 30, 2007, the Company reported a net loss of $22.8 million, or $0.50 per basic and diluted share, compared to a net loss of $16.2 million, or $0.49 per basic and diluted share, for the same period in 2006. The increased net loss for the 2007 period was primarily due to non-cash expense of $4.4 million recorded due to an increase in the fair value of the Company’s warrant liability, and a $3.2 million increase in research and development expenses.

Operating expenses for the six months ended June 30, 2007 were $23.1 million, compared to $20.4 million for the same period in 2006. Research and development expenses for the six months ended June 30, 2007 increased to $17.6 million from $14.4 million in the comparable 2006 period. The increase in research and development expenses during the 2007 period was primarily due to higher clinical and process development costs for NE-180.

General and administrative expenses were $5.5 million for the six months ended June 30, 2007, compared to $6.0 million for the same period in 2006. The decrease for the 2007 period was primarily due to lower stock-based compensation and insurance costs.

The Company ended the second quarter of 2007 with $34.5 million in cash and cash equivalents.

The Company updated guidance with regard to cash availability and utilization. The Company stated that current cash would be sufficient to fund operations through the third quarter of 2008, as compared to its prior estimate of second quarter of 2008, based on its ability to defer certain clinical and process development activities planned in early 2008.

Clinical Update:

•	The Company announced that, due to slower than anticipated enrollment, it did not expect to complete its NE-180 Phase II chemotherapy-induced anemia trial by year-end. The Company has addressed this enrollment challenge by amending its Phase II protocol and expanding the one-country, multi-site trial to include six countries with multiple investigator sites in each. It now expects to present data in the first quarter of 2008.

•	The Company announced it had received approval to commence its initial NE-180 Phase II renal study in Europe. The Company will target the May 2008 European Renal Association meeting as a venue to report data, and may present interim data earlier in 2008.

•	The Company confirmed previous guidance that both Phase I trials for GlycoPEG-GCSF would be complete by year-end 2007 by indicating all cohorts have been dosed and post-dose safety evaluations have been completed. It expects that data from these trials will be presented at the December 2007 annual meeting of the American Society of Hematology.

•	The Company reiterated the significant progress made in its collaboration with Novo Nordisk on GlycoPEGylated Factors VIIa, VIII and IX:

•	Phase I trial start for GlycoPEGylated Factor VIIa in June 2007;

•	Data presentations on GlycoPEGylated Factor VIIa at the Congress of the International Society of Thrombosis and Hematology in July 2007;

•	Receipt of milestone payments for GlycoPEGylated Factors VIIa and IX in the second quarter.

Conference Call

The Company will host a conference call at 5:00 p.m. (EDT) on August 9, 2007, to discuss the first quarter financial results and update investors on company developments. The dial-in number for domestic callers is (800) 210-9006. The dial-in number for international callers is (719) 457-2621. A replay of the call will be available for 7 days beginning approximately three hours after the conclusion of the call. The replay number for domestic callers is (888) 203-1112 using the passcode 8155644. The replay number for international callers is (719) 457-0820, also using the passcode 8155644. Live audio of the conference call will be simultaneously broadcast over the Internet through First Call Events, which can be accessed via the following link:

http://phx.corporate-ir.net/phoenix.zhtml?c=60494&p=irol-calendar

To listen to the live call, please go to the web site at least fifteen minutes early to register, download, and install any necessary audio software. For those who cannot listen to the live broadcast, a replay will be available shortly after the call. The call will also be available on the Investor Relations/Audio Archives page of the Neose website at www.neose.com.

About Neose

Neose Technologies, Inc. is a clinical-stage biopharmaceutical company focused on the development of next-generation therapeutic proteins, which we believe are competitive with best-in-class protein drugs currently on the market. We are developing these candidates on our own and through strategic partnerships. The lead candidates in our pipeline, NE-180 for use in the treatment of chemotherapy-induced anemia and anemia associated with chronic renal failure and GlycoPEG-GCSF for chemotherapy-induced neutropenia, target markets with aggregate sales in excess of $15 billion.

CONTACTS:

Neose Technologies, Inc.
A. Brian Davis Sr. Vice President and Chief Financial Officer (215) 315-9000 Barbara Krauter Manager, Corporate Communications (215) 315-9004

For more information, please visit www.neose.com.

Neose “Safe Harbor” Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding our business that are not historical facts are “forward-looking statements” that involve risks and uncertainties, including, without limitation, risks related to the progress of our clinical trials, availability of cash, and success of our collaborations . For a discussion of these risks and uncertainties, any of which could cause our actual results to differ from those contained in the forward-looking statements, see the sections of Neose’s Annual Report on Form 10-K for the year ended December 31, 2006, entitled “Risk Factors” and “Special Note Regarding Forward-Looking Statements” and discussions of potential risks and uncertainties in Neose’s subsequent filings with the SEC.

Statements of Operations
(unaudited)
(in thousands, except per share amounts)

	Three months ended		Six months ended
	June 30,		June 30,
	2007	2006	2007	2006
Revenue from collaborative agreements	$2,231	$1,715	$3,468	$4,111

Operating expenses:
Research and development	7,742	7,051	17,554	14,362
General and administrative	2,548	3,094	5,513	6,022
Total operating expenses	10,290	10,145	23,067	20,384

Operating loss	(8,059)	(8,430)	(19,599)	(16,273)
(Increase) decrease in fair value of warrant liability	1,920	—	(4,430)	—
Interest income	502	308	774	674
Interest expense	(48)	(325)	(88)	(633)

Loss before income tax benefit	(5,685)	(8,447)	(23,343)	(16,232)
Income tax benefit	533	—	533	—

Net loss	$(5,152)	$(8,447)	$(22,810)	$(16,232)

Basic and diluted net loss per share	$(0.09)	$(0.26)	$(0.50)	$(0.49)

Weighted-average shares outstanding used in computing basic and diluted net loss per share	54,402	32,804	45,995	32,794

Condensed Balance Sheets
(unaudited)
(in thousands)

	June 30,	December 31,
	2007	2006
Assets
Current assets:
Cash and cash equivalents	$34,459	$16,388
Accounts receivable, net	3,644	286
Prepaid expenses and other current assets	1,361	1,284

Total current assets	39,464	17,958
Property and equipment, net	14,204	13,104
Intangible and other assets, net	74	181

Total assets	$53,742	$31,243

Liabilities and Stockholders’ Equity
Current liabilities	$8,620	$10,265
Warrant liability	15,195	—
Long-term debt and capital lease obligations, net of current portion	307	580
Deferred revenue, net of current portion	5,514	4,329
Other liabilities	529	510

Total liabilities	30,165	15,684
Stockholders’ equity	23,577	15,559

Total liabilities and stockholders’ equity	$53,742	$31,243